Exhibit 10.16

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between Lyft, Inc., a Delaware corporation (the “Company”) and Brian Roberts (the “Consultant” and collectively with the Company, “the Parties”) effective as of December 1, 2021 (the “Effective Date”).
1.Services.
1.1The Consultant will serve as a consultant to the Company and advise the Company’s management, employees and agents, at reasonable times, in matters related to Company’s actual and planned business, as requested by the Company for the duration of the Term (the “Services”). The Services, shall include, but shall not be limited to:
(a)providing services to Lyft to ensure an orderly transition of Consultant’s former employment responsibilities to other Lyft employees, consultants, or agents;
(b)cooperating with Company and its counsel in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate in any way to events or occurrences that transpired while Consultant was employed by the Company.
1.2The Services will be provided to the Company’s CEO, and any of his delegees, as the CEO reasonably deems necessary.
1.3The Services may be provided by Consultant, and consultation may be sought by the Company, at the Company’s offices, over email, video conference, or telephone, or another reasonable location and at reasonable times (all as specified by the Company). Lyft acknowledges that Consultant may provide the Services while employed full-time by another company.
1.4For avoidance of doubt there will be no break in service for equity vesting purposes when Consultant terminates employment and immediately thereafter commences providing Services pursuant to this Agreement.
2.Compensation.
2.1As compensation for the Services during the Term (defined below), Consultant’s equity awards to receive shares of the Company’s Class A common stock set forth on Schedule 1 (collectively, the “Equity Awards”) will continue to vest and, to the extent applicable, remain exercisable subject to the terms and conditions of the applicable Company equity plan and the award agreement evidencing such Equity Awards (collectively, the “Equity Documents”). Any portion of an Equity Award that is scheduled to vest following the Contract Termination Date and any equity award held by Consultant that is not listed on Schedule 1 immediately will be forfeited to the Company on the Effective Date and at no cost to the Company, notwithstanding any contrary provision of the Equity Documents. All Equity Awards remain subject to the terms and conditions of the Equity Documents, except to the limited extent provided in Section 2.2.

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2.2Additionally, the post-termination exercise period for any stock options exercisable for shares of the Company’s Class A Common Stock held by Consultant set forth on Schedule 1 (each, a “Company Option”), to the extent vested and exercisable as of the Contract Termination Date, are hereby amended to extend such exercise period until the original maximum term of the Company Option, subject to earlier termination (for a reason other than termination as a service provider) in accordance with the Equity Documents. Notwithstanding any contrary provision of this Agreement, the longer exercise period provided by this Section 2.2 will be provided only if the release of claims attached as Exhibit 1 is signed by Consultant, returned to the Company within the 21 day period immediately following the Contract Termination Date, and the release becomes effective and irrevocable no later than 29 days after the Contract Termination Date.
2.3Consultant shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to by the Company in writing in advance by the President.
3.Term. The “Term” will commence on the Effective Date and will terminate on June 1, 2022, unless earlier terminated pursuant to the terms hereof, or unless extended by agreement of the parties hereto (whichever date applies being the “Contract Termination Date”). On or immediately following the Contract Termination Date, Consultant will promptly deliver to the Company all company property and documents and other materials of any nature furnished by the Company to the Consultant or produced by the Consultant in connection with the services rendered hereunder, together with all copies of any of the foregoing pertaining to the Services or pertaining to any Confidential Information. Termination of this Agreement under this Section 3 shall not affect the Consultant’s continuing obligations to the Company under Section 7 below.
4.Termination.
4.1Breach. Either party may terminate this Agreement in the event of a material breach by the other party of this Agreement if such breach continues uncured for a period of ten (10) days after written notice.
4.2Expiration. Unless terminated earlier, this Agreement will expire at the end of the Term.
4.3No Election of Remedies. The election by the Company to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.
5.Conflicts of Interest.
5.1The Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.
5.2The Consultant shall not use the funding, resources, facilities or time properly devoted to any third party to perform consulting work hereunder and shall not perform

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the Services hereunder in any manner that would give any third party rights to any intellectual property or other products of such consulting work.
5.3The Consultant has disclosed all conflicts of interest with the Company as of the date hereof on Exhibit A hereto, and, during the Term, will disclose to the CEO or the General Counsel of the Company any future conflicts that arise between this Agreement and any other agreements entered by the Consultant.
6.Non-Competition / Non-Solicitation.
6.1The Consultant agrees that during the consultancy period, he shall not, anywhere in the world, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer with the following companies or any of their parent companies or subsidiaries: Waymo LLC; Cruise LLC; Uber Technologies, Inc. and Aurora Innovation, Inc.
6.2In addition, Consultant agrees that during the consultancy period and for six months after its conclusion, he agrees not to approach, solicit or recruit any employee of the Company or any consultant, service provider, agent, distributor, customer or supplier of the Company, to terminate, reduce or modify the scope of such person’s engagement with the Company.
7.Confidentiality.
7.1The Consultant acknowledges that, during the course of performing the Services hereunder, the Company may disclose information to the Consultant (including information acquired from third parties which is subject to confidentiality obligations) and that Consultant may have access to information related to the Company’s products, services, customers and other business partners, personnel, business plans, and finances, as well as other proprietary or commercially valuable information which the Company does not make generally available to the public (collectively “Confidential Information”). However, the Company agrees to use its commercially reasonable best efforts to not send Consultant any material, non-public information regarding the Company (MNPI) during the term of the Consultancy.
7.2The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder.
7.3The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company.
7.4The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the Consultant’s possession prior to being furnished to the Consultant by the Company, as shown by written records, (iii) becomes available to the Consultant on a non-confidential basis without breach of any confidentiality obligation to the Company, or (iv) was independently developed by Consultant without reference to the information provided by the Company, as shown by written records.
7.5The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the

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Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.
7.6Upon termination of this Agreement, the Consultant will promptly return to the Company all materials in Consultant’s possession containing Confidential Information, as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies in Consultant’s possession of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 7 for a period of three years after the termination of this Agreement.
8.Arbitration.
8.1Agreement to Arbitrate.  In exchange for the benefits of the speedy, economical, and impartial dispute resolution procedure of arbitration, Consultant and the Company mutually forego their right to resolution of disputes in a court of law by a judge or jury, and, as set forth herein, agree to arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. § 1, et seq.
8.2Disputes Covered by Arbitration.  Consultant and the Company agree that any and all claims, disputes or controversies between Consultant and the Company arising out of or relating in any way to this Agreement (including its enforcement, breach, performance, interpretation, validity, or termination), including any claims arising out of or related in any way to Consultant’s relationship with or Services for the Company and/or its affiliates, shall be submitted to final and binding arbitration to the fullest extent allowed by law.  This arbitration obligation shall apply to any and all claims, causes of action, in law or equity of any nature whatsoever, whether arising in contract, tort or statute, between Consultant and the Company and/or their affiliated entities (including their owners, directors, managers, employees, agents, and officers), unless the particular dispute or claim is expressly exempted from arbitration. By agreeing to this dispute resolution and arbitration agreement, Consultant and the Company expressly waive the right to sue in court and have a jury or judge decide their claim, dispute, or controversy.
8.3Delegation of Arbitrability.     Consultant and the Company expressly delegate to the arbitrator the authority to determine the arbitrability of any dispute, including the scope, applicability, validity, and enforceability of this arbitration provision.
8.4Disputes Not Covered by Arbitration. This arbitration provision does not include: (1) a claim for workers’ compensation benefits; (2) a claim for unemployment compensation benefits; or (3) a claim under the National Labor Relations Act (“NLRA”), as amended.  In addition, in lieu of arbitration of any dispute covered by this arbitration provision, Consultant or the Company may bring any such dispute in small claims court in their individual, as opposed to a class or representative capacity.
8.5Class Action Waiver.  Except as otherwise required under applicable law, both Consultant and the Company agree that each may bring any and all claims against the other only in an individual capacity, and not as a named-plaintiff or class member in any purported class or representative proceeding.  However, the waiver of representative claims shall not apply to any claim brought under California’s Private Attorney General Act (“PAGA”), if applicable.  Consultant and the Company further agree that, in the event that the agreement to not bring claims on a class or representative basis is deemed unenforceable in state or federal court proceedings, then their individual claims shall be resolved

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first by arbitration, with any class or representative claims stayed pending the outcome of the arbitration.
8.6Statutes of Limitations, Scope of Remedies, Discovery, and Substantive Law. Statutes of limitations, scope of remedies, and substantive law (including any requirement for prior exhaustion of administrative agency relief) shall be the same as would be applicable were any action to be brought in court and shall not be limited by the fact that any dispute is subject to arbitration.  As part of the arbitration, both Consultant and the Company will have the opportunity for reasonable discovery of non-privileged information that is relevant to their dispute. Notwithstanding any other provision in this agreement with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this agreement shall be governed by the Federal Arbitration Act.
8.7Administration of Arbitration.  The arbitration shall be administered by the American Arbitration Association (the “AAA”) before one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the parties or AAA, then by one arbitrator having reasonable experience in matters of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the county in which Consultant was working with the Company at the time that the dispute arose, or any other jurisdiction mutually agreed upon by Consultant and the Company. The arbitration shall be conducted in accordance with the AAA Consumer Arbitration Rules then in effect, which rules can be found at www.adr.org, or which can be obtained by calling the AAA at 1-800-778-7879, or which will be provided by the Company upon request.  However, the arbitrator shall have the discretion to decide to apply the AAA Employment Rules, or the AAA Commercial Rules, where a dispute is more appropriately arbitrated under those rules.  The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.  The arbitrator shall have the power to decide any motions brought by any party to the arbitration. Judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.
8.8Arbitration Costs.       To the extent required by law, the Company shall pay for any administrative or hearing fees charged by AAA.  Subject to the foregoing limitation, to the extent permitted by the AAA rules, Consultant shall pay any filing fees associated with any arbitration that Consultant initiates, unless Consultant qualifies for fee waivers or other forms of cost relief at the discretion of the arbitrator, but in no event shall Consultant’s AAA filing fee exceed the filing fees that Consultant would have paid if Consultant had filed a complaint in a court of law having jurisdiction.
8.9Optional Pre-Arbitration Negotiation Process.  Before initiating any arbitration or proceeding, Consultant and the Company may agree to first attempt to negotiate any dispute, claim, or controversy between the parties informally for at least thirty (30) days.  A party who intends to seek negotiation under this subsection must first send to the other a written Notice of Dispute (“Notice”). The Notice must (i) describe the nature and basis of the claim or dispute; and (ii) set forth the specific relief sought.  All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or any other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

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8.10Severability.    If any provision of this arbitration agreement or the application of such provision to any person or circumstance is held invalid, illegal or unenforceable to any extent, that provision will, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid that invalidity, illegality or unenforceability.  If such a narrower construction is not possible, then that provision will, to the extent of such invalidity, illegality or unenforceability, be severed, and the remainder of this arbitration agreement will not be affected thereby.
9.Ownership.
9.1Consultant agrees that all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.
9.2Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.
9.3Consultant also hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Invention, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of any Invention, to object to or prevent the modification or destruction of any Invention, to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”
9.4Subject to Section 8.1 above, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or

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in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.
9.5Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company pursuant to this Section 9, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.
10.No Conflict. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant’s obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.
11.Limitation of Liability. IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
12.Notices. Any notice provided under this Agreement shall be in writing and shall be deemed given (i) upon receipt when delivered personally or by courier service, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) three days after sending when sent by U.S. registered or certified mail (return receipt requested) to the address set forth on the signature page hereof or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.
13.Independent Contractor. The Consultant will at all times be an independent contractor for the Term of the Contract, and as such will not have authority to bind the Company. The Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program or policy, unemployment benefits, or otherwise. For example, but not by way of limitation, the Consultant shall have no right to receive a personal computer, electronic device, business cards, stationary, an email address, or any other benefit of Company employment. The Consultant shall not enter into any agreements nor incur any obligations on behalf of the Company.
14.Assignment. Due to the personal nature of the Services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.
15.Severability. If any provision of this Agreement is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction,

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such provision shall be severed and the remaining provisions shall continue in full force and effect.
16.Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Section 7 hereof. In the event of a violation by the Consultant of such Section, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.
17.Governing Law; Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed in California. Federal and state courts within the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. The parties consent to personal jurisdiction of the federal and state courts within California and service of process being effected by registered mail sent to the addresses above.
18.Entire Agreement; Amendment. This Agreement and the Equity Documents (except as amended herein), represent the entire understanding of the parties, supersedes all prior agreements between the parties relating to this Consulting Agreement and the Services to be provided hereunder, and may only be amended in writing.
[Signature page immediately follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:         CONSULTANT:
LYFT, INC.        Brian Roberts

_________________________________ _______________________________________

By: /s/ Nilka Thomas	Signature: /s/ Brian Roberts
Name: Nilka Thomas
Title: Chief People Officer

Address:

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Schedule 1

Equity Awards

RSUs

Grant Number	Grant Date	Plan Name	Grant Type	Total No. of Shares Granted	Shares Vested as of 11/30/21	Shares Scheduled to Vest as of 2/20/22	Shares Scheduled to Vest as of 5/20/22
5759	03/27/2019	2018 Equity Incentive Plan	RSU	105,597	72,598	6,600	6,600
5756	03/27/2019	2018 Equity Incentive Plan	RSU	21,120	15,840	5,280	0
13691	04/07/2020	2019 Equity Incentive Plan	RSU	325,489	81,373	20,343	20,343
22927	02/21/2021	2019 Equity Incentive Plan	RSU	117,020	21,942	7,313	7,314
			Totals	569,226	191,753	39,536	34,257

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Options

Grant Number	Grant Date	Plan Name	Grant Type	Total No. of Options Granted	Shares Exercisable	Exercise Price	Expiration Date
639	10/16/2014	2008 Equity Incentive Plan	NQ	689,731	249,263	3.23	10/15/2024
506	12/05/2014	2008 Equity Incentive Plan	NQ	240,230	201,485	3.23	12/04/2024
			Totals	929,961	450,748

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Exhibit A

In accordance with paragraph 5.3, the Parties acknowledge that the Consultant may be engaged in the following that may conflict with his work under this Agreement:

Title	Organization	Term of Position

Consultant agrees that, if the Term of this Agreement, their role/s as listed above requires their involvement in circumstances that pose an actual or potential conflict of interest, they will recuse themself from the decision making process and take no part in the discussion or the vote involving the actual or potential conflict of interest. Further, Consultant agrees to inform Lindsay Llewellyn of any actual or potential conflict that Consultant becomes aware of during the Term of this Agreement. Failure to recuse or inform as outlined in this Exhibit A will render Consultant in breach of this Agreement.

Signature: /s/ Brian Roberts

Date: 12/1/2021

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Exhibit 1
SUPPLEMENTAL RELEASE AGREEMENT
This Supplemental Release Agreement (“Supplemental Release”) is made by and between Brian Roberts (“Consultant”) and Lyft, Inc. (the “Company”).
1.In consideration for the consideration set forth in Sections 2.1 and 2.2 of the Consulting Agreement to which this Supplemental Release is appended, plus the sum of $200 that Consultant acknowledges was paid to Consultant on or within 30 days prior to the date of Consultant’s signature below, Consultant hereby extends Consultant’s release and waiver of claims to any claims that may have arisen between the Effective Date (as defined in the Confidential Separation Agreement and General Release between the Company and Consultant (the “Release Agreement”)) and the Supplemental Release Effective Date (as defined below). This Supplemental Release also acknowledges and confirms all the promises contained in the Agreement as of the Supplemental Release Effective Date.
2.This Supplemental Release is intended to comply with the Older Workers’ Benefit Protection Act (OWBPA). Consultant acknowledges that he has carefully read and fully understands the provisions of this Supplemental Release. He understands that he is releasing any and all claims that might be available to the Consultant under the Age Discrimination in Employment Act (ADEA). He is not releasing claims under the ADEA that may arise after signing of this Supplemental Release. He has the right to, and should, consult with an attorney before signing this Supplemental Release. He has twenty-one (21) days to consider it and consult with an attorney, although he may waive this 21-day consideration period. He also agrees that any modifications, material or otherwise, made to this Supplemental Release do not restart or affect or extend in any manner the 21-day consideration period. If he chooses to sign this document, he has seven (7) days to change his mind and revoke the agreement. If he chooses to revoke the Supplemental Release, he must deliver by written notice by certified mail, return receipt requested, or email, delivery confirmation requested to Lindsay Llewellyn at Lyft, Inc. within seven (7) days after signing. He also understands that payments to which he may become entitled by signing this Supplemental Release will not be paid until after the seven (7) days during which he may revoke the Supplemental Release. The Consultant acknowledges and agrees that he is signing the Supplemental Release voluntarily and without any other promises or agreements from the Company. If he does not revoke acceptance within the seven (7) day period, his acceptance of this Supplemental Release shall become binding and enforceable on the eighth day (“Supplemental Release Effective Date”).

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3.This also confirms that the Consultant is signing this Supplemental Release freely and voluntarily, without any threat or coercion of any kind. This Supplemental Release will be interpreted in accordance with California law.

______________________________     Date: ______________________
    Brian Roberts

______________________________         Date: ______________________
    Nilka Thomas, Chief People Officer

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